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                                                                      EXHIBIT 11

                               VIVRA INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)




                                                 Three Months Ended      Six Months Ended
                                                      May 31,                 May 31,
                                                  1996      1995         1996        1995
                                                 ----------------------------------------

PRIMARY:
   Average shares outstanding                    38,738     36,911      38,498      35,171
   Stock options granted to employees, based
     on the treasury-stock method using
     average market price                           711 *      654 *       713 *       785 *
                                                -------     ------     -------     -------
   Total                                         39,449     37,565      39,211      35,956

Net earnings                                    $12,401     $9,983     $23,612     $18,669
                                                =======     ======     =======     =======

Net earnings per share                             $.32       $.27        $.61        $.53
                                                =======     ======     =======     =======

FULLY DILUTED:
   Average shares outstanding                    38,738     36,911      38,498      35,171
   Stock options granted to employees, based
     on the treasury-stock method using
     quarter end market price, if higher than
     average market price                           792 *      672 *       836 *       792 *
                                                -------     ------     -------     -------
   Total                                         39,530     37,583      39,334      35,963

Net earnings                                    $12,401     $9,983     $23,612     $18,669
                                                =======     ======     =======     =======

Net earnings per share                             $.32       $.27        $.61        $.53
                                                =======     ======     =======     =======



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*    As the dilutive Common Stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the computation of earnings per share as shown in the Condensed Consolidated Financial Statements.